EXHIBIT 99.1
MINRAD International, Inc. Announces Termination of RxElite Holdings Inc. as Anesthetics Distributor for the Human Market in United States
Tuesday November 25, 9:00 am ET
ORCHARD PARK, N.Y., Nov. 25 /PRNewswire-FirstCall/ — MINRAD International, Inc. (Amex: BUF — News) today announced that it has terminated its Distribution Agreement for anesthetics for the human market in the United States with RxElite Holdings, Inc.(RxElite), a wholly-owned subsidiary of RxElite Inc.(OTC Bulletin Board: RXEI — News) effective November 21, 2008. This action was taken as a result of RxElite’s failure to provide payment in full for $5.6 million plus interest in overdue accounts owed to MINRAD International, Inc. (Minrad). RxElite is required by the terms of the Distribution Agreement to immediately terminate all use of the Minrad name or mark. Minrad notified the Food & Drug Administration (FDA) on November 21, 2008 of this event to ensure Minrad is in compliance with applicable FDA regulations that apply to the discontinuance of RxElite as the commercial distributor of drugs manufactured by Minrad.
Dave DiGiacinto, President & Chief Operating Officer, commented, “we have had ongoing dialogue for several months with RxElite’s senior management in attempt to work out an acceptable payment plan to collect past due amounts of $5.6 million plus interest owed to Minrad. We discussed our objective was to work out a payment plan with RxElite for all amounts owed as of June 30, 2008. In our second quarter 2008 earnings conference call on August 14, 2008, I mentioned that ‘we were being proactive to improve the growth and continuity of the business.’ Unfortunately we were unsuccessful in this effort, and failed to find alternative ways to work together in the U.S. Marketplace. Consequently, we had no choice but to take this action to protect our business, vendor relationships, and our shareholders who have been severely damaged by RxElite’s failure to pay the amounts owed to Minrad in full. We have talked to our General Counsel about pursuing the necessary legal steps to best achieve the fullest in financial remedies.”
DiGiacinto continued, “As I stated in our recent third quarter 2008 earnings release issued on November 14, 2008, we are still determined to take the necessary actions to continue to grow our U.S. anesthetic presence and management is evaluating alternative strategies to do so with our external advisor.”

Contact:	David DiGiacinto, President & Chief Operating Officer ddigiacinto@minrad.com (716) 855-1068 www.minrad.com
About the Company
MINRAD International, Inc. is an interventional pain management company with real-time image guidance, anesthesia and analgesia, conscious sedation product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. MINRAD International Inc. also manufactures and markets generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. The company is developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness. Additional information can be found at the company’s website, www.minrad.com.
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to, MINRAD International Inc.’s limited operating history and business development associated with being a growth stage company; its dependence on key personnel; its need to attract and retain technical and managerial personnel; its ability to execute its business strategy; the intense competition it faces; its ability to protect its intellectual property and proprietary technologies; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions; financial conditions of its customers and their perception of its financial condition relative to that of its competitors; as well as those risks described under the heading “Risk Factors” of MINRAD International Inc.’s Form 10-KSB/A, filed with the Securities and Exchange Commission on April 21, 2008. Although MINRAD International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.
Source: MINRAD International, Inc.